UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEWS CORPORATION (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED NOVEMBER 7, 2024
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 20, 2024

The following information relates to the proxy statement (the “Proxy Statement”) of News Corporation (the “Company”), filed October 9, 2024, and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2024 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “2024 Annual Meeting”), to be held on November 20, 2024, at 1:00 p.m. (Eastern Standard Time). This Supplement to the Proxy Statement describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On November 7, 2024, Kelly Ayotte informed the Company of her decision not to stand for re-election as a Director of the Company at the 2024 Annual Meeting in connection with her election as the Governor of New Hampshire. Ms. Ayotte’s decision to depart from the Board did not result from any disagreement with the Company on any matter relating to its operations, policies or practices. Ms. Ayotte will continue to serve on the Board until the time of the 2024 Annual Meeting. Effective as of Ms. Ayotte’s departure, the size of the Board shall be reduced to six members.

Ms. Ayotte had been included as a nominee of the Board in the Company’s definitive proxy statement and proxy card for the 2024 Annual Meeting. In light of her anticipated departure from the Board, Ms. Ayotte is no longer standing for re-election to the Board at the 2024 Annual Meeting, and the Company’s proxy materials are hereby deemed amended to remove Ms. Ayotte as a nominee for the 2024 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Ms. Ayotte as she is no longer standing for re-election, and those eligible to vote at the 2024 Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the 2024 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned will remain valid and will be voted at the 2024 Annual Meeting unless revoked. Proxies received in respect of the re-election of Ms. Ayotte will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2024 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Ms. Ayotte’s name as a nominee for election as Director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

Michael L. Bunder
Corporate Secretary